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March 18, 2005

Dear Shareholder,

I am very pleased to enclose our 2004 Annual Report and Proxy Statement -- along with a cordial invitation to attend our Annual Meeting on Tuesday, April 19.

In the Annual Report, you will find complete coverage of our progress the past year -- including our financial performance, growth, and progress on key priority areas -- such as strengthening our management team, upgrading our outreach, branch system, and re-branding the bank.

The Proxy Statement describes the matters to be acted upon at our Annual Meeting. These include:

1. The election of four Class III directors;

2. The approval of the Corporation's Restricted Stock Plan;

3. The ratification of Grant Thornton as our independent registered public accounting firm; and

4. The transaction of such other business as may properly be done before the Annual Meeting.

Finally, please plan to attend our Annual Meeting and Luncheon, to be held on Tuesday, April 19 beginning at 10:30 a.m. -- once again at Penn State Great Valley, just off Routes 202 and 29 in Malvern. A Luncheon will follow the meeting at the Great Valley Desmond. Directions to Penn State Great Valley and The Desmond are on the back of this letter. Please call us with your RSVP today.

As always, I thank you for your faithful support of the Bank.

We look forward to seeing you at the Annual Meeting and the Luncheon afterward.

Best regards,


/s/John A. Featherman, III
--------------------------
John A. Featherman, III
Chairman and CEO


P.S. Please RSVP today for the Annual Meeting and the Luncheon by calling
     484.881.4104 or by emailing katherine.vanni@1nbank.com. Thank you.


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Directions to Penn State Great Valley
From New Jersey and East, Reading and West

Take the Pennsylvania Turnpike to Exit 326 (old Exit 24) at Valley Forge. Follow signs for Route 202 South/West Chester Exit 328 (old Exit 26A). Continue on Route 202 South to the Great Valley Exit (Route 29 North). At the first traffic light, turn left onto Swedesford Road. Then take the first left turn into Penn State Great Valley. As you enter the driveway into the Campus, the Main Building is on the right, and the Safeguard Scientifics Building is on the left.

From West Chester, Delaware, and South
Take Route 202 North to the Great Valley Exit (Route 29 North). Turn right at the end of the ramp and turn right again at the light onto Route 29 North. Continue to the next traffic light and turn right onto Swedesford Road. Continue approximately two-tenths of a mile to Penn State Great Valley on the right. As you enter the driveway into the Campus, the Main Building is on the right, and the Safeguard Scientifics Building is on the left.

From Philadelphia
Follow the Schuylkill Expressway (Route 76 West) to Valley Forge. Then follow signs for Route 202 South/West Chester Exit 328 (old Exit 26B). Take Route 202 South to the Great Valley exit (Route 29 North). At the first light, turn left onto Swedesford Road. Then take the first left turn into Penn State Great Valley. As you enter the driveway into the Campus, the Main Building is on the right, and the Safeguard Scientifics Building is on the left.

From King of Prussia and Norristown
Follow Route 202 South to the Great Valley exit (Route 29 North). At the first traffic light, turn left onto Swedesford Road. Then take the first left turn into Penn State Great Valley. As you enter the driveway into the Campus, the Main Building is on the right, and the Safeguard Scientifics Building is on the left.

From the Philadelphia Airport
Exit the Airport and follow the signs for I-95 South towards Delaware. Travel on I-95 South approximately 5 miles. Take I-476 North, Exit 7, towards Plymouth Meeting. Travel on I-476 North approximately 15 miles. Take I-76 West, Exit 16B, towards Valley Forge. Travel on I-76 West approximately 4 miles. Take US 202 South, Exit 328B, towards West Chester. Travel on US 202 South approximately 7 miles. You will see one exit information sign for Penn State Great Valley. Take the exit marked PA 29 North - Great Valley. Proceed along exit ramp to the traffic light at the end of the exit ramp. At this traffic light, make a left turn onto Swedesford Road. Make first left turn into Penn State Great Valley. As you enter the driveway into the Penn State Great Valley Campus, the Main Building is on the right, and the Safeguard Scientifics Building is on the left.

Directions to The Desmond from Penn State Great Valley
Turn right out of Penn State Great Valley onto Swedesford Road. At the first traffic light turn left onto Liberty Boulevard. Follow Liberty Boulevard to the entrance to The Desmond on the right.